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                                                                       Exhibit 5



        [Letterhead of Ballard Spahr Andrews & Ingersoll Appears Here]



                                       November 15, 1994


Alco Standard Corporation
P.O. Box 834
Valley Forge,  Pa  19482

          Re:  Alco Standard Corporation
               1995 Stock Option Plan
               -------------------------

Gentlemen:

          We have acted as special counsel to Alco Standard Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 2,500,000 shares of common stock of the Company, without par value (the "Shares"), which may be issued upon exercise of options granted under the Alco Standard Corporation 1995 Stock Option Plan (the "Plan"). The Plan became effective on November 10, 1994, subject to approval by the shareholders of the Company.

          In rendering our opinion, we have reviewed such certificates, documents, corporate records and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

          Based on the foregoing, we are of the opinion that the Shares, when issued upon exercise of options granted in accordance with the terms of the Plan following approval thereof by the shareholders of the Company, will be legally issued, fully paid and non-assessable.

          We consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8.

                                       Very truly yours,



                                       /s/Ballard Spahr Andrews & Ingersoll